Exhibit 2.2

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

CREATIVE REALITIES, INC.

CXW ACQUISITION, INC.,

CONEXUS WORLD GLOBAL, LLC

And

RICHARD C. MILLS, AS THE MEMBER REPRESENTATIVE

Dated as of August 11, 2015

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) s made and entered into as of August 11, 2015, by and among Creative Realities, Inc., a Minnesota corporation (“Parent”), CXW Acquisition, Inc., a Kentucky corporation and a wholly owned subsidiary of Parent (“Merger Sub”), ConeXus World Global, LLC, a Kentucky limited liability company (the “Company”), and Richard C. Mills, in his capacity as the Member Representative.

RECITALS

A.                 Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the Kentucky Laws (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B.                  It is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

C.                 The Company is a member-managed limited liability company, intends to elect corporate tax treatment, and may take other steps to reorganize itself in a manner needed to qualify the Merger as a tax-free reorganization.

D.                 Contemporaneously with the execution of this Agreement, each of the Company Members is duly approving this Agreement, the Merger and the other Contemplated Transactions by written consent in a form and manner compliant with the Kentucky Laws (the “Company Member Consent”).

E.                  The Board of Directors of Parent, the Board of Directors of Merger Sub, and Parent, in its capacity as the sole shareholder of Merger Sub, have approved this Agreement and the Contemplated Transactions, including the Merger, on the terms and subject to the conditions of this Agreement.

F.                  Terms not otherwise defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A to this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, hereby agree as follows:

Article 1.
DESCRIPTION OF TRANSACTION

1.1                Merger of Merger Sub with and into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2                Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Kentucky Laws. At the Effective Time, all the Company’s and Merger Sub’s property, rights, privileges, powers, and franchises will vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company and Merger Sub will become the Surviving Corporation’s debts, liabilities, and duties.

1

1.3                Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place remotely on a date to be designated jointly by Parent and the Company, which shall be no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6 and Article 7 (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” The Merger shall become effective on the Closing Date upon the filing of articles of merger (or other required filings) satisfying the applicable requirements of the Kentucky Laws with the Kentucky Secretary of State (the “Articles of Merger”). The time when the Merger shall become effective is referred to herein as the “Effective Time.”

1.4                Charter Documents; Directors and Officers. At the Effective Time, the applicable charter documents of the Company shall become the charter documents of the Surviving Corporation. If the Company shall have reorganized itself as a corporation prior to the Closing, and if it has adopted bylaws, then those shall become the bylaws of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation immediately after the Effective Time, and the officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation immediately after the Effective Time.

1.5                Conversion of Company Interests.

(a)         At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Member:

(i)            any Company Interests held by the Company or any wholly owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall continue to be so held and no consideration shall be paid or payable in respect thereof;

(ii)           except as provided in clause (i) above and subject to Section 1.5(b) below, the Company Interests outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Share Merger Consideration (based on the percentage interests that the Company Interests represent); and

(iii)          all shares of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b)         No fractional shares of Parent Common Stock or Parent Preferred Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. With respect to each Company Member, the Per Share Merger Consideration shall be aggregated for all Company Interests held by such Company Member, and such Company Member shall receive a whole number of shares of the Parent Common Stock Consideration (rounded down the nearest whole number) and cash in lieu of any resulting fractional interest.

1.6                Closing of the Company’s Stock Transfer Books. At the Effective Time: (a) except as provided in Section 1.5(a)(i) or Section 1.5(a)(ii), all Company Interests outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of related share certificates, if any, representing such Company Interests (“Company Certificates”), outstanding immediately prior to the Effective Time shall cease to have any rights as Company Members, except that all Company Members shall thereupon have the right to receive their portion of the Aggregate Merger Consideration; and (b) the transfer books of the Company shall be closed with respect to all Company Interests outstanding immediately prior to the Effective Time. No further transfer of any such Company Interests shall be made on such transfer books after the Effective Time. If, after the Effective Time, a valid Company Certificate is presented to the Parent or to the Surviving Corporation, such Company Certificate shall be canceled and shall be exchanged as provided in Section 2.2.

2

1.7                Parent Board. At the Effective Time, Parent will have taken those steps appropriate to ensure that there is at least one directorship on the Parent Board, and the Parent Board will cause to be appointed to the Parent Board at least one individual designated by the Company.

1.8                Tax Consequences. For U.S. federal income tax purposes, the Merger is intended to be a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. The Company, Parent and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

1.9                Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Article 2.
AGGREGATE MERGER CONSIDERATION

2.1              Aggregate Merger Consideration. Subject to the terms and conditions set forth herein, Parent shall issue to the Company Members the following consideration (collectively, the “Aggregate Merger Consideration”): (a) an aggregate of 20,000,000 shares of Parent Common Stock (the “Parent Common Stock Consideration”); and (b) an aggregate of 2,250,000 shares of Parent Preferred Stock (the “Parent Preferred Stock Consideration”); provided, however, that Parent shall not immediately issue the Holdback Shares.

2.2                Exchange of Certificates.

(a)         On the Closing Date, all of the outstanding Company Certificates, if any, shall be endorsed in blank and presented to Surviving Corporation and Parent for cancellation and exchange. Upon surrender of a Company Certificate, together with a duly executed stock power or assignment (or a similar instrument of conveyance in the event any Company Interests is not certificated) and such other documents as may be reasonably required by Parent (including without limitation Investor Representation Letters), Parent shall direct its transfer agent to issue to each Company Member a certificate representing the number of whole shares of Parent Common Stock and Parent Preferred Stock comprising the Aggregate Merger Consideration (less the Holdback Shares) that such holder has the right to receive pursuant to the provisions of Section 1.5. If any Company Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition to the issuance of any certificate representing Parent Common Stock and Parent Preferred Stock, require the owner of such lost, stolen or destroyed Company Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent reasonably agrees to direct) as indemnity against any claim that may be made against the Parent or the Surviving Corporation with respect to such Company Certificate.

3

(b)         Each of the Parent, its transfer agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Interests such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax Legal Requirement or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Body, (i) such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and (ii) Parent, its transfer agent or the Surviving Corporation, as the case may be, shall promptly deliver the amounts so deducted or withheld to the applicable Taxing or other Governmental Body.

(c)         Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Interests or to any other Person with respect to any shares of Parent Common Stock or Parent Preferred Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any Governmental Body pursuant to any applicable abandoned property Legal Requirement, escheat Legal Requirement or other similar Legal Requirement.

2.3                Holdback Shares. Notwithstanding anything to the contrary contained in this Agreement, 20% of the Aggregate Merger Consideration (consisting of ratable portions of the Parent Common Stock Consideration and Parent Preferred Stock Consideration) (the “Holdback Shares”) shall be held back and not immediately issued by Parent at the Closing until such time as the BVBA Reorganization, as defined in Section 5.6 below, shall have been completed on or prior to March 31, 2016. Nevertheless, Parent shall cause the Holdback Shares to be issued immediately upon the completion of the BVBA Reorganization.

Article 3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

3.1                Subsidiaries; Due Organization. Part 3.1 of the Company Disclosure Schedule identifies each Company Entity and indicates their respective jurisdiction of incorporation or organization. Each of the Company Entities is an Entity duly organized, validly existing and in good standing (or equivalent status) under the Legal Requirements of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound. Each of the Company Entities is qualified to do business as a foreign corporation or other foreign Entity, and is in good standing, under the Legal Requirements of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a Company Material Adverse Effect. All of the outstanding shares and all other securities of each of the Company’s Subsidiaries are owned beneficially and of record by the Company free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws).

3.2               Authority; Binding Nature of Agreement. The Company has the company right, power and authority to enter into and to perform its obligations under this Agreement. Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4

3.3               Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Kentucky Laws, and except as disclosed on Part 3.3 of the Company Disclosure Schedule, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time): (a) conflict with, result in a breach of, or constitute a default under any of: (i) any Legal Requirement, (ii) any Governmental Authorization, or (iii) any Contract; (b) result in the creation of any Encumbrance (as defined below) upon or with respect to any tangible or intangible asset owned or used by any of the Company Entities; (c) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform under any Material Company Contract; (d) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any Material Company Contract; (e) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any Governmental Body; (f) require the consent of any Person under any Material Company Contract; (g) give any Person the right to a rebate, penalty or change in any Material Company Contract; or (h) (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

3.4                Capitalization.

(a)         The authorized membership interests of the Company consists of (i) 12,100 Company Interests, of which 12,100 are issued and outstanding, and there exists no other class or series of preferred or other membership interests of the Company. Part 3.4(a) of the Company Disclosure Letter sets forth the true and correct capitalization of the Company immediately prior to the Effective Time, setting forth the Company Members and their respective Company Interests, Company Certificate numbers, address, tax identification numbers and the Aggregate Merger Consideration to which they are entitled. All of the outstanding membership interests in the Company have been duly authorized and validly issued, are fully paid and non-assessable. None of the Company Entities (other than the Company) holds any Company Interests or any rights to acquire any such interests. None of the outstanding Company Interests is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right or any right of first refusal in favor of the Company. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Interests or any securities of any of the Company Entities. None of the Company Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Interests or other securities.

(b)         There are no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any Company Interests or other securities of any of the Company Entities to which any of the Company Entities is party or by which it is bound; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any Company Interests or other securities of any of the Company Entities; (iii) outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Company Entities; or (iv) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Company Entities is or may become obligated to sell or otherwise issue any membership interests, capital stock or any other securities.

5

(c)          All outstanding Company Interests have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

3.5                Financial Statements. The Company has delivered to Parent accurate and complete copies of its federal Tax Returns, and unaudited consolidated financial statements consisting of unaudited consolidated balance sheets and income statements of the Company for the fiscal years ended December 31, 2013, and December 31, 2014 (the “Financial Statements”). The Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered except as may be indicated in such Financial Statements, and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Company Entities are required by GAAP to be included in the consolidated Financial Statements of the Company.

3.6                Accounts Receivable. All accounts receivable of the Company represent bona fide and valid obligations from sales actually made or services actually performed in the ordinary course of the business of the Company, and are not subject to any setoffs or counterclaims, and are current and collectible in the face amounts thereof net of any applicable reserves included in the Company Latest Balance Sheet, without resort to litigation or extraordinary collection activity, consistent with the past collection history of the Company. The inventory of the Company is current, in good and marketable condition, good quality material and is saleable in the ordinary course of business, and the quantities of inventory are reasonable and warranted, and in a normal and customary level based upon the past and present circumstances of the Company.

3.7                Absence of Undisclosed Liabilities. None of the Company Entities has any liabilities or obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due for any reason, including as a result of the Merger and the Contemplated Transactions (referred to herein individually as a “Liability” and collectively as “Liabilities”), other than: (a) Liabilities that are fully reflected or reserved for in the balance sheet included in the Financial Statements dated June 30, 2015 (the “Company Latest Balance Sheet”) or not required to be reflected thereon pursuant to GAAP; (b) Liabilities that are set forth in Part 3.7 of the Company Disclosure Schedule; (c) Liabilities incurred by the Company Entities in the ordinary course of business after the date of the Company Latest Balance Sheet and consistent with past practice; or (d) Liabilities for executory obligations to be performed after the Closing under the contracts included in Part 3.12 of the Company Disclosure Schedule.

3.8                Title to Assets. The Company Entities own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the Company Latest Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Latest Balance Sheet); and (b) all other assets reflected in the books and records of the Company Entities as being owned by the Company Entities. All of said assets are owned by the Company Entities free and clear of any Encumbrances, except for: (i) any Encumbrance for current Taxes not yet due and payable, or being contested in good faith by appropriate proceeding and for which reserves have been established in accordance with GAAP; (ii) minor Encumbrances (including zoning restrictions, survey exceptions, easements, rights of way, licenses, rights, appurtenances and similar Encumbrances) that do not detract from the value of the assets subject thereto or impair the operations of any of the Company Entities; and (iii) Encumbrances described in Part 3.8 of the Company Disclosure Schedule (collectively, the “Company Permitted Encumbrances”). The Company Entities are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Company Latest Balance Sheet; and (B) all other assets reflected in the books and records of the Company Entities as being leased to the Company Entities, and the Company Entities enjoy undisturbed possession of such leased assets, subject to the Company Permitted Encumbrances.

6

3.9                Equipment; Leasehold.

(a)         All items of equipment and other tangible assets owned by or leased to, and necessary for the operation of, the Company Entities are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Company Entities in the manner in which such businesses are currently being conducted.

(b)         Part 3.9(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease pursuant to which any of the Company Entities leases real property from any other Person for annual rent payments in excess of $10,000 (including all buildings, structures, fixtures and improvements thereto and all rights appurtenant thereto, the “Company Leased Real Property”). There are no subleases, occupancy agreements or other Company Contracts granting to any Person (other than any Company Entity) a right of use or occupancy of any of the Company Leased Real Property. There is no Person in possession of any Company Leased Real Property other than a Company Entity. Since January 1, 2012, none of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) of a default, alleged failure to perform, or any offset or counterclaim with respect to any occupancy agreement with respect to any Company Leased Real Property which has not been fully remedied and/or withdrawn.

3.10              Owned Real Property. No Company Entity owns any real property.

3.11              Intellectual Property. The Company Entities have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights necessary or material for use in connection with the business and operations of the Company Entities (collectively, the “Intellectual Property Rights”). The operation of the Company Entities as currently conducted and presently contemplated to be conducted, including the design, development, use, import, manufacture, marketing and sale of its products, technology and services (including products, technology and services currently under development) of the Company Entities does not infringe, misappropriate or violate the intellectual property rights or other rights of any Person (including rights to privacy or publicity), and the Company Entities have not received any notice claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company Entities currently infringes, misappropriates or violates the intellectual property rights of any Person. All Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. No Person to which the Company Entities have licensed or otherwise granted rights with respect to any Intellectual Property Rights has any ownership rights or license rights to any modifications or improvements made by such Person to such Intellectual Property Rights.

3.12              Contracts and Commitments; No Default. Set forth on Part 3.12 of the Company Disclosure Schedule is a list of all material Company Contracts (the “Material Company Contracts”). Material Company Contracts will include, but not be limited to, Qualified Contracts, any Company Contract that cannot be terminated by a Company Entity on fewer than 31 days prior written notice, and any Company Contract that cannot be terminated by a Company Entity without financial penalty or the acceleration of financial obligations of any Company Entity. True and complete copies (or detailed summaries, in the case of oral items) of all Material Company Contracts have been provided to Parent. All of the Material Company Contracts are valid and enforceable by and against the Company Entity party thereto in accordance with their terms, and are in full force and effect. No Company Entity is in breach, violation or default, however defined, in the performance of any of its obligations under any of the Material Company Contracts, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof by such Company Entity. To the Knowledge of the Company, no other party to a Material Company Contract is in breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof by such other party. No other party to a Material Company Contract (or any contract with a customer or potential customer of the Company) has provided notice to the Company of any plans, intentions or actions that would have an adverse effect on the scope of services to be provided by or profitability of the Company, or the availability of product or services being purchased by the Company.

7

3.13              Compliance with Legal Requirements. Each of the Company Entities is, and has at all times since January 1, 2012 been, in compliance with all applicable Legal Requirements, including without limitation Legal Requirements relating to employment, privacy law matters, exportation of goods and services, environmental matters, securities law matters and Taxes. Since January 1, 2012, none of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

3.14              Governmental Authorizations. The Company Entities hold all Governmental Authorizations necessary to enable the Company Entities to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Company Entities is, and at all times since January 1, 2012 has been, in compliance with the terms and requirements of such Governmental Authorizations. Since January 1, 2012, none of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise) from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

3.15             Tax Matters. The Company has properly and completely filed all necessary federal, state, municipal, local and foreign income, franchise, sales, use and any and all other Tax returns required to be filed by the Company, and has paid or accrued all Taxes shown as due thereon, and no Tax deficiency has been asserted or threatened against the Company. The Company has not received from any Governmental Body any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to any Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax. Each of the Company Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. None of the Company Entities (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Company) or (ii) has any Liability for the Taxes of any Person (other than the Company Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

8

3.16              Employee and Labor Matters; Benefit Plans.

(a)         Except as set forth in Part 3.16(a) of the Company Disclosure Schedule, the employment of each of the Company Entities’ employees is terminable by the applicable Company Entity at will. None of the Company Entities is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Company Entities.

(b)         Prior to the Closing Date, each of the Company Entities and Company Affiliates has performed all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and applicable Legal Requirements. Each Company Employee Plan intended to be Tax qualified under applicable Legal Requirements is so Tax qualified, and no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan. None of the Company Entities, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. None of the Company Entities, and no Company Affiliate, maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured.

(c)          There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made to any Company Associate, that, in connection with the Merger, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Company Entity is a party to or has any obligation under any Contract to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

3.17              Environmental Matters. Each of the Company Entities is and has at all times been in compliance in all material respects with all Environmental Laws. None of the Company Entities has received any written notice (or, to the Knowledge of the Company, any other communication, whether written or otherwise), whether from a Governmental Body, citizens group or other Person that alleges that any of the Company Entities is not or might not be in compliance in any material respect with any Environmental Law, which non-compliance has not been cured or for which there is any remaining Liability. For purposes of this Agreement: (i) “Environmental Law” means any Legal Requirement relating to pollution, worker safety, exposure of any individual to Materials of Environmental Concern or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements on the restriction of the use of certain hazardous substances in electrical and electronic equipment and other similar Legal Requirements; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law as “hazardous” or “toxic” (or terms of similar intent or meaning) or that is otherwise a danger to human health, reproduction or the environment; and (iii) “Released” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

9

3.18              Legal Proceedings; Orders. Except as set forth on Part 3.18 of the Company Disclosure Schedule, there is no Order existing, pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Company Entities, or any business of any of the Company Entities, any of the assets owned, leased or used by any of the Company Entities; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.

3.19              Vote Required. The Company Member Consent is the only vote of the Company Members necessary to approve this Agreement, the Merger and the other Contemplated Transactions. As a result of the execution of the Company Member Consent, no Company Member has any dissenter or appraisal rights as a result of the Merger and the Contemplated Transactions.

3.20              Takeover Statutes. No “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Legal Requirement is applicable to the Company, Parent, Merger Sub, the Merger or the Contemplated Transactions.

3.21              Financial Advisor. Other than Merriman Capital, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Company Entities.

3.22              Disclosure. No representation or warranty of Company in this Agreement, nor any statement, certificate or other document furnished or to be furnished by Company pursuant hereto, nor the exhibits and schedules hereto, contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the representations and warranties of the Company contained in this Agreement, nor the indemnification obligations of the Company Members set forth in Article 8 hereof, shall be affected by (a) any due diligence or other investigation conducted by Parent or its representatives, (b) any knowledge on the part of Parent or its agents of any circumstances resulting from such investigation or otherwise, including without limitation Parent’s (or it representatives’) knowledge that a representation or warranty of the Company is or might be untrue when made or become untrue on or prior to the Closing.

Article 4.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1                Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (or equivalent status) under the Legal Requirements of the state or commonwealth of its organization. Parent is qualified to do business as a foreign corporation, and is in good standing, under the Legal Requirements of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, individually or in the aggregate, would not have a material adverse effect.

4.2                Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate right, power and authority to enter into and to perform their respective obligations under this Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the Contemplated Transactions, will not violate or conflict with any agreement or Order by which Parent or Merger Sub is bound.

10

4.3                SEC Filings; Financial Statements.

(a)         The SEC’s website contains all registration statements, proxy statements, Parent Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 2013, including all amendments thereto (collectively, the “Parent SEC Documents”). Since January 1, 2013, all statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed. None of Parent’s Subsidiaries is currently required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and taking into account the requirements applicable to the respective Parent SEC Document, not misleading, except to the extent corrected in the case of Parent SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the Closing Date, by the filing or furnishing of the applicable amending or superseding Parent SEC Document.

(b)         The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby.

4.4                Valid Issuance. Assuming the proper execution and delivery of the Investor Representation Letters (as defined in Section 6.19) by each of the Company Members, the Parent Common Stock Consideration and Parent Preferred Stock Consideration, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable.

11

Article 5.
COVENANTS

5.1                Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation, to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement.

5.2                Issuance of Aggregate Merger Consideration. Parent shall take any and all steps required to cause its transfer agent to issue the Parent Common Stock Consideration and to issue the Parent Preferred Stock Consideration; provided, however, that the Company Members and the Member Representative shall have taken all actions requested by Parent and its transfer agent to issue such shares, including the execution and delivery of documents required under Section 2.2(a).

5.3                Limitation on Conduct Prior to Closing Date. Between the date hereof and the Closing Date, except as contemplated by this Agreement and subject to Legal Requirements, the Company shall conduct its business in the ordinary course in substantially the manner heretofore conducted, and shall not without the prior written consent of Parent: (a) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any Company Interests, or repurchase, redeem or otherwise reacquire any Company Interests or other securities; (b) make any capital expenditure in excess of $5,000 (except that the Company Entities may make any capital expenditure that is provided for in the Company’s capital expense budget delivered to Parent prior to the date of this Agreement); (c) lend money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness and routine travel and business expense advances made to employees, in each case in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness; (d) hire or promote any Company Employee (except in order to fill a position vacated after the date of this Agreement); (e) grant any increase in the rate of pay to any Company Employee or pursuant to any Company Employee Plan; (f) adopt or enter into any new Company Employee Agreement with any Company Employee or other Company Employee Plan or amend or modify any Company Employee Agreement or Company Employee Plan; (g) sell, assign, transfer, mortgage, lease, license, abandon, permit to lapse, encumber or otherwise dispose of any of the assets of the Company, except for sales of inventory in the ordinary course of business and consistent with past practices; (h) amend, modify, renew or extend any Company Contract; (i) take any action that would or could reasonably be expected to: (1) adversely affect the ability of Parent or the Company to obtain any necessary approval of any Governmental Body or other Person required to approve the Contemplated Transactions; (2) adversely affect the Company’s ability to perform its respective covenants and agreements under this Agreement; or (3) result in any of the conditions to the performance of Parent or the Company’s obligations hereunder not being satisfied; (j) revalue in any material respect any of the assets of the Company Entities, including writing off notes or any accounts receivable; (k) accelerate the collection of any accounts receivable; (l) engage in any transaction or incur or sustain any obligation not in the ordinary course of business consistent with past practice; or (m) agree or make any commitment to take any actions prohibited by this Section 5.3.

5.4               Affirmative Conduct Prior to Closing Date. Between the date hereof and the Closing Date, the Company shall: (a) continue making all ordinary repairs, maintenance, renewals and replacements in the ordinary course of business consistent with past practice and industry standards; (b) continue to keep inventory in amounts customary with the historical practice of the Company; (c) use its best efforts consistent with this Agreement to maintain and preserve intact the present business organization and to maintain and preserve the relationships and goodwill with customers, dealers, Company Employees, suppliers, Governmental Bodies and others having business or regulatory relationships with the Company Entities; (d) keep in full force and effect all of its Governmental Authorizations; (e) maintain insurance coverage at least equal to that now in effect; (f) perform fully and not default on any contractual obligations or otherwise take or omit to take any action, the result of which will or could be reasonably expected to cause a termination of a Material Company Contract or permit the counterparty to such Material Company Contract to exercise any termination rights or increase the rates in respect thereof; (g) duly observe and conform to all Legal Requirements; and (h) maintain the assets of the Company Entities in good condition and repair, normal wear and tear excepted.

12

5.5              Access. The Company shall: (i) afford, upon reasonable notice, to Parent and its representatives, reasonable access during normal business hours, to the Company and its assets and in connection therewith, Company’s offices, properties, customers, suppliers, employees, operations, properties, books, files and other records; (ii) furnish to Parent and its representatives such additional financial and operating data and other information and records regarding the Company (or copies thereof) as Parent may from time to time reasonably request; and (iii) reasonably cooperate with Parent to enable Parent and its representatives to make an examination of the Company’s business.

5.6                BVBA. The Company acknowledges that one of its affiliated entities is a Belgian entity commonly referred to as BVBA (“BVBA”), has been formed and organized by the Company to be a Company subsidiary, however BVBA’s organizational documentation demonstrates a current ownership state involving a 100% ownership interest held by a Belgium national who is an member/interest holder in the Company. The parties have agreed that time is of the essence to complete the Contemplated Transactions, and so have agreed to resolve the erroneously documented ownership situation (and/or possibly reincorporate such subsidiary, or possibly transfer or assign, for the Company’s beneficial use, the BVBA’s contractual relationships, business relationships, customers, and other material tangible and intangible assets) after the Closing in a mutually agreeable and tax-efficient manner, and shall use its best efforts that such be accomplished within 180 days following the Effective Time (the “BVBA Reorganization”). Accordingly, the Member Representative and the Belgium national will fully cooperate with Parent to cause such BVBA Reorganization to occur as contemplated in this Section.

5.7                Company Disclosure Schedule. Time is of the essence for the Contemplated Transactions. As a result, the Company shall be entitled to deliver a Company Disclosure Schedule within 15 days after the execution and delivery of this Agreement. The later-delivered Company Disclosure Schedule, if any, shall be deemed to qualify the representations and warranties made by the Company as of the date of this Agreement and replace for such purpose any Company Disclosure Schedule earlier delivered to Parent as of the date hereof. Parent shall have up to the longer of (x) 10 days after receipt of such later-delivered Company Disclosure Schedule or (y) 25 days from the date of this Agreement (as applicable, the “Parent Review Period”) to review any later-delivered Company Disclosure Schedule, and Parent shall, in its discretion, conduct a further business and financial investigation and review of the Company during the Parent Review Period. On or before the expiration of the Parent Review Period, Parent will have the right to deliver written notice (“Notice”) to the Company that it (a) has, in good faith, identified a Company Material Adverse Effect based on the manner in which the disclosures contained in the later-delivered Company Disclosure Schedule differ from the disclosures contained in the original Company Disclosure Schedule, if any, delivered concurrent with the execution and delivery of this Agreement, and (b) desires to terminate the Agreement pursuant to Section 9.1(e)(iv) (subject, however, to the cure period contemplated therein). The Notice shall set forth, in reasonable detail, the Company Material Adverse Effect identified by Parent.

5.8                Exclusivity. Until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.1, neither the Company, Member Representative nor Company Members shall directly or indirectly (a) offer any Company Interest (other than in settlement of bona fide debt of the Company outstanding as of the date hereof) or offer all, substantially all or any portion of the assets of any of the Company Entities for sale to other prospective purchasers (other than sales of products of the Company Entities to customers in the ordinary course of business), (b) conduct any negotiations with prospective purchasers toward that end, (c) take any action to solicit, initiate or encourage any Acquisition Proposal (as defined below) with respect to any Company Entity or their respective ownership interests, or (d) engage in negotiations with, or disclose any information relating to any of the Company Entities or afford access to the properties, books or records of the Company Entities to any Person that may be considering making, or has made, an Acquisition Proposal. The Company shall (a) promptly disclose to Parent any overtures received from Persons with respect to an Acquisition Proposal (including a reasonably detailed description of all of the material terms of such proposal), and (b) not negotiate or otherwise respond to any such overture. The term “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, a merger, share exchange or other business combination involving any of the Company Entities, their assets or the acquisition of any significant equity interest in, or a substantial portion of such assets.

13

Article 6.
CONDITIONS PRECEDENT TO OBLIGATIONS
OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1                Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement and the other documents contemplated hereby shall be complete and correct in all material respects on the Closing Date with the same force and effect as if this Agreement had been executed on and as of the Closing Date, except that if such representation or warranty speaks of a particular date, it shall be materially true and correct as of such date; provided, however, that for purposes of this Section, if any representation or warranty made by the Company includes within its terms a materiality or Company Material Adverse Effect qualifier, such qualifier shall be disregarded solely for purposes of determining compliance with this Section.

6.2                Covenants. The Company shall have performed and observed in all respects each covenant or other obligation required to be performed or observed by it pursuant to this Agreement on or as of the Closing Date.

6.3                Proceedings. No action, suit or proceeding shall be pending or threatened against the Company, Merger Sub or Parent seeking damages or to challenge, delay, restrain or prohibit the execution and performance of this Agreement or the Contemplated Transactions.

6.4                No Company Material Adverse Effect. No event shall have occurred which would reasonably be expected to result in a Company Material Adverse Effect.

6.5                Due Diligence Investigation. Parent shall be satisfied in its sole discretion with its due diligence investigation of the Company.

6.6               Prohibition by Legal Requirements. No Legal Requirement shall prohibit the consummation of the Contemplated Transactions.

6.7                Bring-Down Certificate. A duly authorized officer of the Company shall certify to the satisfaction of the conditions under Sections 6.1-6.4.

14

6.8                Company Member Consent. The Company Member Consent shall have been duly obtained and shall remain in full force and effect.

6.9               Appraisal Rights. No Company Member shall have notified the Company of his, her or its exercise of appraisal rights, if any, under the Kentucky Laws.

6.10              Articles of Merger. The Company shall have executed and delivered to Parent the Articles of Merger for filing with the Kentucky Secretary of State.

6.11             Employment Agreement. Richard Mills shall have executed and delivered to Parent an executed counterpart of an executive employment agreement in form and substance satisfactory to Parent in its sole discretion.

6.12             Financing. Parent shall have obtained binding financing commitments in form satisfactory to Parent, together with related proceeds, in a minimum amount of $1,500,000 (the “Financing Proceeds”), of which $750,000 shall close and be consummated contemporaneously with the execution of this Agreement, and of which $750,000 shall close and be consummated contemporaneously with the Closing (the “Financing”).

6.13             Company Debt Settlements. The Company shall have obtained UCC termination statements, payoff letters, deeds of reconveyance, Encumbrance releases and other releases or satisfactions of debt, in form and substance acceptable to Parent in its sole discretion, necessary to release all Liabilities and Encumbrances on the assets of the Company Entities (other than the Permitted Company Encumbrances) as of the Closing; provided, however, that up to $100,000 of capital lease obligations of the Company may exist as of the Closing Date (the “Continuing Liabilities”).

6.14              No Audit. Parent’s independent accountant shall have informed Parent that the Company’s pre-Closing Financial Statements (or other pre-Closing financial statements) are not required to be audited under the Exchange Act or, if such an audit is required, shall not be required to be completed and publicly disclosed until 75 days after the Closing.

6.15              Working Capital. Immediately prior to the Closing, the Company shall be able to demonstrate, and will represent in the form of a written certificate, that (A) the Company’s net accounts receivable (defined as accounts receivable less an allowance for doubtful accounts) will be equal to or in excess of (B) the Company’s accounts payable.

6.16              Resignation of Officers and Directors of Company Entities. The Company shall have obtained and delivered to Parent the resignation of each officer (and director, if applicable) of each Company Entity, effective as of the Effective Time.

6.17              Non-Competition Agreements. Those Company Members and key Company Associates, each as determined in the sole discretion of Parent, shall have executed a confidentiality, non-competition and non-solicitation agreement in form and substance acceptable to Parent in its sole discretion.

6.18              Company Certificates. All of the Company Certificates (or affidavits of loss with bonds for indemnity related thereto acceptable to Parent), if any, shall be endorsed in blank and presented to the Parent.

6.19              Investor Representation Letters. Each of the Company Members shall have delivered to Parent customary investor representation letters in a form acceptable to Parent necessary to issue the Parent Common Stock Consideration in compliance with applicable securities laws (the “Investor Representation Letters”).

15

6.20              Affidavit. The Company shall deliver to Parent a certificate, duly completed and executed, certifying that the Company is not a foreign person. Such certificate shall be substantially in the form of the sample set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B).

6.21              Secretary Certificate. The Secretary of the Company (or another executive officer of the Company) shall deliver to Parent a certificate attaching true, correct and complete copies of and confirming the effectiveness and no further amendments or modifications of (i) the Company’s charter documentation, certified as of a recent date prior to the Closing Date by the Kentucky Secretary of State, (ii) the Company’s operating agreement and any other agreements amongst any of the Company Members, (iii) resolutions of the Company Members, authorizing the execution, delivery and performance of this Agreement, the Merger and the consummation of the Contemplated Transactions, and (iv) the Company Member Consent.

6.22              Tax Clearance Letters. The Company shall have delivered to Parent Tax clearance letters from the Kentucky Department of Revenue and any other Governmental Body that may issue such clearance letters with respect to the Taxes of any of the Company Entities filed in other jurisdictions, dated as of a recent date prior to the Closing Date confirming that as of such date, each Company Entity has paid any and all Taxes required to be paid with respect to operations of such Company Entity, including without limitation any and all business, sales, contractors’ excise, municipal, and real and personal property Taxes.

6.23               Tax Election. The Company shall have made an election with the IRS to “check the box” and be taxed as a corporation for federal income-tax purposes (and any applicable state income-tax purposes).

6.24               Other Items. The Company, Member Representative and Company Members shall have executed such other documents reasonably required by Parent to effectuate the Merger and the Contemplated Transactions.

Article 7.
CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1                Representations and Warranties. Each of the representations and warranties made by the Parent and Merger Sub in this Agreement and the other documents contemplated hereby shall be complete and correct in all material respects on the Closing Date with the same force and effect as if this Agreement had been executed on and as of the Closing Date, except that if such representation or warranty speaks of a particular date, it shall be materially true and correct as of such date; provided, however, that for purposes of this Section, if any representation or warranty made by Parent or Merger Sub includes within its terms a materiality qualifier, such qualifier shall be disregarded solely for purposes of determining compliance with this Section.

7.2                Covenants. Parent and Merger Sub shall have performed and observed in all respects each covenant or other obligation required to be performed or observed by Parent and Merger Sub pursuant to this Agreement on or as of the Closing Date.

16

7.3                Bring-Down Certificate. A duly authorized officer of Parent shall certify to the satisfaction of the conditions under Sections 7.1-7.2.

7.4                Issuance of Aggregate Merger Consideration. Parent shall have directed its transfer agent to issue to the Company Members an appropriate number of shares of Parent Common Stock based upon the amount of Parent Common Stock Consideration to which they are entitled, and the transfer agent shall have accepted such instruction and confirmed that the issuance thereof shall occur within five business days after the Closing Date. In addition, Parent shall have directed its transfer agent to issue to the Company Members an appropriate number of shares of Parent Preferred Stock based upon the amount of Parent Preferred Stock Consideration to which they are entitled, and the transfer agent shall have accepted such instruction and confirmed that the issuance thereof shall occur within five business days after the Closing Date.

7.5                Secretary Certificate. The Secretary of Parent (or another executive officer of Parent) shall deliver to the Company a certificate attaching a true, correct and complete copy of and confirming the effectiveness and no further amendments or modifications of the resolutions of the Parent Board authorizing the execution, delivery and performance of this Agreement, the Merger and the consummation of the Contemplated Transactions. The Secretary of Merger Sub (or another executive officer of Merger Sub) shall deliver to the Company a certificate attaching a true, correct and complete copy of and confirming the effectiveness and no further amendments or modifications of the resolutions of the Board of Directors of Merger Sub and Parent, in its capacity as the sole shareholder of Merger Sub, authorizing the execution, delivery and performance of this Agreement, the Merger and the consummation of the Contemplated Transactions.

7.6                Employment Agreement. Parent shall have executed and delivered to Richard Mills an executed counterpart to an executive employment agreement in form and substance reasonably acceptable to Mr. Mills.

Article 8.
INDEMNIFICATION

8.1                Indemnification by the Company Members. The Company Members shall jointly and severally indemnify, defend (at Parent Indemnified Party’s option) and hold harmless Parent, Merger Sub and their respective affiliates and their respective owners, members, shareholders, governors, directors, officers, employees, agents, consultants, representatives, affiliates, successors, transferees and assigns (individually a “Parent Indemnified Party,” and collectively, the “Parent’s Indemnified Parties”), promptly upon demand, at any time and from time to time, from, against, and in respect of any and all demands, claims, losses, damages, judgments, liabilities, assessments, suits, actions, proceedings, interest, penalties, and expenses (including, without limitation, settlement costs and any legal, accounting and other fees for investigating or defending any actions or threatened actions or for enforcing such rights of indemnity and defense) incurred or suffered, but only to the extent cumulating in excess of $100,000.00, (“Losses”) by Parent’s Indemnified Parties, whether directly or as a result of a claim by a third party in connection with, arising out of or as a result of each and all of the following:

(a)          any breach of any representation or warranty made by the Company or Member Representative in this Agreement or any other document or instrument delivered by the Company or Member Representative as part of the Contemplated Transactions;

(b)          the breach of any covenant, obligation, or agreement made by the Company, Company Members or Member Representative in this Agreement or any other document or instrument delivered by the Company as part of the Contemplated Transactions;

17

(c)         any misrepresentation or omission contained in any document, statement or certificate delivered by the Company or Member Representative pursuant to this Agreement or in connection with the Contemplated Transactions;

(d)         any and all Liabilities and obligations of the Company Entities based upon incidents and occurrences prior to the Closing Date, whether or not reflected in their books and records and whether or not the same become known on, after or prior to the Closing Date, except for the Continuing Liabilities; and

(e)          any and all warranty or other defective Company product or performance Liabilities, obligations and claims against the Company Entities or Parent related to, connected with or arising out of, the promotion, marketing, sale, manufacturing, installation or maintenance of the products and services of the Company Entities prior to the Closing Date.

8.2                Indemnification By Parent. Parent shall indemnify, defend and hold harmless the Member Representative and the Company Members (individually a “Company Member Indemnified Party”; and collectively the “Company Members’ Indemnified Parties”), promptly upon demand, at any time and from time to time, from, against, and in respect of any and all Losses, whether directly or as a result of a claim by a third party in connection with, arising out of or as a result of each and all of the following, but only to the extent cumulating in excess of $100,000:

(a)         any breach of any representation or warranty made by Parent or Merger Sub in this Agreement or any other document or instrument delivered by Parent to the Company as part of the Contemplated Transactions;

(b)         the breach of any covenant, obligation, or agreement made by Parent or Merger Sub in this Agreement or any other document or instrument delivered by Parent to the Company as part of the Contemplated Transactions; and

(c)         any misrepresentation or omission contained in any document, statement or certificate delivered by Parent or Merger Sub to the Company pursuant to this Agreement or any other document or instrument delivered by Parent as part of the Contemplated Transactions.

8.3                Survival of Indemnification Obligations. The representations and warranties of the parties contained in this Agreement shall survive for a period of two years following the Closing Date; provided, however, that the following representations and warranties shall survive indefinitely following the Closing Date: 3.1 through 3.4, Sections 3.7 and 3.8, Section 3.15 through 3.17 and Section 3.21. All of the foregoing representations and warranties shall further survive during the duration of any proceedings (including, without limitation, any appeals) with respect to any claim for indemnification for which any indemnified party has provided a claim notice to any indemnifying party prior to the expiration of the applicable survival period.

8.4                Set Off. Any claim by any Parent Indemnified Party for Losses may, at the sole discretion of Parent, be payable by the Company Members as a deduction from any Holdback Shares.

18

Article 9.
TERMINATION

9.1               Termination. This Agreement may be terminated at any time prior to the Closing Date, upon the occurrence of any of the following:

(a)         by agreement of the Company, Member Representative and Parent, in writing;

(b)         by the Company, if:

(i)            Parent or Merger Sub has breached any representation, warranty, covenant, agreement or obligation contained in this Agreement, which breach would give rise to the failure of a condition set forth in Article 7, and Parent does not commence reasonably promptly, and actively and diligently continue to take, any required actions to cure such breach after notice of such breach is delivered by the Company; or

(ii)           the Contemplated Transactions have not been consummated on or before November 1, 2015 (the “Expiration Date”); provided, however, that the Company will not be entitled to terminate this Agreement pursuant to this subsection if a breach of any provision of this Agreement by the Company or Member Representative has been the cause of, or resulted in, the failure of the Closing to be consummated by the Expiration Date; or

(iii)          any final and non-appealable Legal Requirement restrains, enjoins or otherwise prohibits the Contemplated Transactions.

(c)         by Parent, if:

(i)            Company or Member Representative has breached any representation, warranty, covenant, agreement or obligation contained in this Agreement, which breach would give rise to the failure of a condition set forth in Article 6, and the Company and Member Representative do not commence reasonably promptly, and actively and diligently continue to take, any required actions to cure such breach after notice of such breach is delivered by Parent, or notwithstanding such efforts, such breach is not cured within 15 days after the Company and Member Representative becomes aware of such breach; or

(ii)           the Contemplated Transactions have not been consummated on or before the Expiration Date; provided, however, that Parent will not be entitled to terminate this Agreement pursuant to this subsection if Parent’s breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated by the Expiration Date; or

(iii)          any final and non-appealable Legal Requirement restrains, enjoins or otherwise prohibits the Contemplated Transactions; or

(iv)          a Company Material Adverse Effect is identified in a Notice delivered pursuant to Section 5.8, subject, however, to the right of the Company to cure any such Company Material Adverse Effect within 15 days thereafter.

9.2                Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, prompt written notice thereof shall be delivered to the other parties and this Agreement shall forthwith be terminated and the Contemplated Transactions shall be abandoned without further actions of the parties and without liability or further obligation of any party hereto, except under the terms of Article 8, Article 9 and Article 10, and that such termination shall not affect any of the rights of the parties specified herein in the event a party is, at the time of such termination, in default or breach of its obligations, covenants, representations or warranties under this Agreement. Notwithstanding the foregoing, any party hereto shall be entitled to seek an injunction or injunctions to prevent a breach of, or specific performance to enforce the provisions of, any covenant of any other party contained in this Agreement.

19

Article 10.
GENERAL PROVISIONS

10.1              Member Representative.

(a)         The Company (and pursuant to the terms of the Company Member Consent, each of the Company Members) irrevocably appoints the Member Representative to act as representative, agent, proxy and attorney-in-fact for the Company Members for all purposes under this Agreement, the Merger and otherwise in connection with the Contemplated Transactions, including, without limitation, the full power and authority on each such Company Member’s behalf to: (i) receive notices or service of process, (ii) negotiate, determine, compromise, settle and take any other action permitted or called for by any Company Member under this Agreement, (iii) execute and deliver any termination, amendment or waiver to this Agreement in connection therewith, (iv) engage such counsel, experts and other agents and consultants as the Member Representative deems necessary in connection with exercising the powers granted hereunder and, in the absence of bad faith on the part of the Member Representative, will be entitled to conclusively rely on the opinions and advice of such Persons, (v) receive funds and make or release payments of funds to pay any amounts that the Member Representative has incurred or reasonably expects to incur in connection with the Company Members’ obligations under this Agreement, the Merger and otherwise in connection with the Contemplated Transactions, including amounts required to pay the fees and expenses of professionals incurred in connection with the Contemplated Transactions, (vi) to execute closing statements, settlement statements and funds flow statements on behalf of the Company Members and the Company. The Company Members acknowledge that Parent and Merger Sub will be entitled to conclusively rely upon, without independent investigation, any act, notice, instruction or communication of the Member Representative as provided in this Section 10.1 as the acts of the Company Members and will not be liable in any manner whatsoever for any of Parent or Merger Sub’s actions, as applicable, taken or not taken in reliance upon the acts or omissions or communications or writings given or executed by the Member Representative.

(b)         The Company Members agree that such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of the Member Representative and will survive the death, incapacity, bankruptcy, dissolution or liquidation of any Company Member.  All decisions and actions by the Member Representative will be binding upon the Company Members, and no Company Member will have the right to object, dissent, protest or otherwise contest the same.  The Member Representative will have no duties or obligations hereunder except those specifically set forth herein and such duties and obligations will be determined solely by the express provisions of this Agreement. The Company Members will jointly and severally indemnify and hold harmless the Member Representative against all liabilities incurred by the Member Representative in connection with the performance of his, her or its duties as the Member Representative, including, without limitation, any action, suit or proceeding to which the Member Representative is made a party by reason of the fact that the Member Representative is or was acting as the Member Representative under this Agreement.  Neither the Member Representative nor any agent employed by the Member Representative will incur any Liability to any Company Member relating to the performance of Member Representative’s duties hereunder except for actions or omissions constituting fraud or bad faith.  The Member Representative will have no Liability in respect of any action, claim or proceeding brought against the Member Representative by any Company Member if the Member Representative took or omitted taking any action in good faith.

(c)         The provisions of this Section 10.1 will be binding on the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each Company Member, and any references in this Agreement to a Company Member means and includes the successors to such Person’s rights hereunder, whether pursuant to a testamentary disposition, the Legal Requirements of descent and distribution or otherwise.

20

(d)         If the Member Representative shall die, become disabled or otherwise be unable or unwilling to fulfill his, her or its responsibilities as agent of the Company Members, then a majority in interest of the Company Members (based on their ownership of membership interests in the Company immediately prior to the Effective Time) shall appoint a successor agent for the Company Members. The Person serving as the Member Representative may be replaced from time to time by the holders of a majority in interest of the Company Members (based on their ownership of the membership interests in the Company immediately prior to the Effective Time). In either case, the successor Member Representative shall promptly notify Parent of the identity of such successor Member Representative. Any such successor shall become the “Member Representative” for purposes of this Agreement and the Escrow Agreement.

(e)         All expenses incurred by the Member Representative in connection with the performance of his, her or its duties as Member Representative shall be borne and paid exclusively by the Company Members.

10.2              Amendment. This Agreement may be amended only with the approval of the Parent and the Member Representative, and the other parties to this Agreement.

10.3              Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4               Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.5              Applicable Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the Legal Requirements of the State of New York, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of Legal Requirements thereof. In any action arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in New York, NY; and (b) each of the parties irrevocably waives the right to trial by jury. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy). All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Legal Requirements or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy.

21

10.6              Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) the Parents’ Indemnified Parties and the Company Members’ Indemnified Parties, (ii) and the Company Members with respect to payment of the Aggregate Merger Consideration.

10.7              Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), one business day after mailing; (c) if sent by facsimile transmission before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. Central Time and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Creative Realities, Inc.

22 Audrey Place

Fairfield, NJ 07004

Attention: John Walpuck

Facsimile: (973) 244-1535

with a copy (which shall not constitute notice) to:

Maslon LLP

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attention: Paul D. Chestovich

Facsimile: (612) 642-8305

if to the Company Members or to the Member Representative:

ConeXus World Global, LLC

13100 Magisterial Drive

Suite 100

Louisville, KY 40223

Attention: Richard C. Mills

Facsimile:

22

with a copy (which shall not constitute notice) to:

Kenneth A. Bohnert, Esq.

Conliffe, Sandmann & Sullivan, PLLC

2000 Waterfront Plaza

325 West Main Street

Louisville, Kentucky 40202

Facsimile: 502-587-7756

10.8              Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the fullest extent possible.

* * * * * * *

23

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger and Reorganization to be executed as of the date first written above.

CONEXUS WORLD GLOBAL, LLC

By:	/s/ Richard Mills
Name:	Richard Mills
Title:	CEO

CREATIVE REALITIES, INC.

By:	/s/ John Walpuck
Name:	John Walpuck
Title:	COO and CFO

CXW ACQUISITION, INC.

By:	/s/ John Walpuck
Name:	John Walpuck
Title:	COO and CFO

MEMBER REPRESENTATIVE

By:	/s/ Richard Mills

Signature Page—

Agreement and Plan of Merger and Reorganization

24

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Aggregate Merger Consideration” is defined in Section 2.1.

“Affiliated Group” shall mean an “affiliated group” within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. Tax law.

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Affiliate” shall mean any Person under common control with any of the Company Entities within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Company Associate” shall mean any current or former officer, employee (full-time or part-time), independent contractor, consultant, director or statutory auditor of or to any of the Company Entities or any Company Affiliate.

“Company Interests” shall mean the membership units or membership interests of the Company.

“Company Contract” shall mean any agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking, written or oral: (a) to which any of the Company Entities is a party; (b) by which any of the Company Entities is bound or under which any of the Company Entities has any express obligation; or (c) under which any of the Company Entities has any express right.

“Company Disclosure Schedule” shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

“Company Employee” shall mean any officer or other employee (full-time or part-time) of any of the Company Entities.

“Company Employee Agreement” shall mean each management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between: (a) any of the Company Entities or any Company Affiliate; and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Company Entity or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit.

“Company Employee Plan” shall mean each plan, program, policy, practice (of the type that might result in monetary implications to a Company Entity) or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is maintained or contributed to, or required to be maintained or contributed to, by any of Company Entities or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which any of the Company Entities or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

A-1

“Company Entities” shall mean: (a) the Company; and (b) each of the Company’s Subsidiaries.

“Company Interests” means Company membership interests, including any other ownership interests into which the Company membership interests shall be converted prior to the Closing.

“Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, prospects or results of operations of the Company taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) conditions generally affecting the industries in which the Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Company, taken as a whole, as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the Company, taken as a whole, as compared to other industry participants; (iii) changes in GAAP (or any interpretations of GAAP) applicable to Company or any of its Subsidiaries; or (iv) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by Parent to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions.

“Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

“Company Certificate” means certificates representing Company Interests.

“Company Members” mean the holders of membership interests in the Company (including Company Interests) immediately prior to the Effective Time.

“Contemplated Transactions” shall mean the Merger and the other transactions contemplated by the Agreement.

“Contract” shall mean any agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking, written or oral.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

A-2

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization.

“IRS” shall mean the United States Internal Revenue Service.

“Kentucky Laws” means applicable laws of the State of Kentucky.

“Knowledge” of a party shall mean the actual or constructive knowledge of each director, officer and managers of such party, and with respect to the Company shall also include the following Persons (to the extent not covered by the preceding sentence): Richard Mills, Troy Walls, Paul Kline and Greet Verellen.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and the provisions of the current organizational documents and internal rules of the applicable Entity.

“Order” shall mean any order, writ, injunction, judgment or decree.

“Parent Board” shall mean Parent’s Board of Directors.

“Parent Common Stock” shall mean the Common Stock, $0.01 par value per share, of Parent.

A-3

“Parent Common Stock Consideration” means the shares of Parent Common Stock comprising a portion of the Aggregate Merger Consideration, as described in Section 2.1.

“Parent Preferred Stock” shall mean the Series A-1 Preferred Stock, $0.01 par value per share, of Parent.

“Parent Preferred Stock Consideration” means the shares of Parent Preferred Stock comprising a portion of the Aggregate Merger Consideration, as described in Section 2.1.

“Per Share Merger Consideration” shall mean (a) the aggregate number of shares of Parent Common Stock Consideration divided by the total number of shares of Company Interests outstanding immediately prior to the Effective Time, and (b) the aggregate number of shares of Parent Preferred Stock Consideration divided by the total number of shares of Company Interests outstanding immediately prior to the Effective Time.

“Person” shall mean any individual, Entity or Governmental Body.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” of a Person means an Entity in which such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s Board of Directors or other governing body; or (b) at least 25% of the outstanding equity, voting or financial interests in such Entity.

“Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), whether disputed or not, imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for review or other document or information, any schedule or attachment thereto, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

 A-4